EXHIBIT 99.1
                            OREGON STEEL MILLS, INC.
                                Portland, Oregon

FOR IMMEDIATE RELEASE                                           March 10, 2005
--------------------------------------------------------------------------------

Contact:      Ray Adams
              (503) 240-5223


                OREGON STEEL MILLS, INC. ANNOUNCES FOURTH QUARTER
                              AND YEAR-END RESULTS

HIGHLIGHTS:

[BULLET] SALES WERE $302.0 MILLION, UP 79 PERCENT FROM THE FOURTH QUARTER OF
         2003 ON 359,400 TONS OF SHIPMENTS
[BULLET] THE COMPANY FINALIZED ITS EARLY RETIREMENT PROGRAM AND RECORDED AN
         ADDITIONAL ONE-TIME CHARGE OF A NET $2.0 MILLION
[BULLET] OPERATING INCOME WAS $55.4 MILLION. BEFORE THE EARLY RETIREMENT CHARGE
         OF $2.0 MILLION, OPERATING INCOME WAS $57.4 MILLION, SECOND HIGHEST IN COMPANY'S HISTORY
[BULLET] NET INCOME WAS $44.8 MILLION ($1.27 PER DILUTED SHARE).  BEFORE THE
         EARLY RETIREMENT CHARGE, NET INCOME WAS $46.7 MILLION ($1.33 PER DILUTED SHARE)


Portland, Oregon, March 10, 2005/Business Wire/--Oregon Steel Mills, Inc. (NYSE:
OS) announced today fourth quarter 2004 net income of $44.8 million ($1.27 per diluted share) compared to a net loss of $44.0 million ($1.67 per diluted share) for the fourth quarter of 2003. During the fourth quarter of 2004, the Company recorded a pretax charge of $2.0 million related to the previously disclosed early retirement option ("Early Retirement Charge") at the Company's majority-owned subsidiary, Rocky Mountain Steel Mills ("RMSM"). During the fourth quarter of 2003, the Company recorded a pretax charge of $31.1 million related to the agreement to settle the labor dispute at RMSM (see settlement discussion below). Also in the fourth quarter of 2003, the Company increased its environmental and workers' compensation reserves by $2.1 million. Net income for the fourth quarter of 2004 before the Early Retirement Charge of $2.0 million was $46.7 million ($1.33 per diluted shares on 35.1 million shares). Net loss for the fourth quarter of 2003, before the charge related to the settlement of the labor dispute, was $12.9 million ($.49 loss per diluted share on 26.4 million shares).

Sales for the fourth quarter of 2004 were $302.0 million. This compares to 2003 fourth quarter sales of $168.9 million. Average sales price per ton in the fourth quarter of 2004 was $840 compared to $443 in the fourth quarter of 2003. Overall shipments for the fourth quarter of 2004 were 359,400 tons compared to 2003 fourth quarter shipments of 381,400 tons. This decrease in shipments is primarily due to decreased shipments of rod and bar, large diameter pipe and seamless pipe products partially offset by higher shipments of plate, rail and structural tubing products. The increases in sales and average sales price per ton were primarily due to higher average selling prices for plate, coil, welded pipe, rail and rod and bar products partially offset by the decreased shipments noted above.

Operating income in the fourth quarter of 2004 was $55.4 million (an average of $154 per ton). Operating income for the fourth quarter of 2004 before the Early Retirement Charge of $2 million was $57.4 million (an average of $160 per ton). This compares to an operating loss for the fourth quarter of 2003 of $38.4 million, including the $31.1 million charge related to the labor dispute settlement agreement. Operating loss before the charge related to the settlement of the labor dispute was $7.3 million.

As previously reported, on January 15, 2004 the Company announced a tentative agreement to settle a six-year old labor dispute between the United Steel Workers of America ("Union") at RMSM. As a result, the Company recorded a pretax charge of $31.1 million in the fourth quarter of 2003. The charge consisted of
(1) $23.2 million for the value of four million shares of Oregon Steel Mills common stock at $5.81 per share (the closing price of the Company's common stock at December 31, 2003) to be issued as part of the settlement; (2) a cash payment of $2.5 million; and (3) other accruals of $5.4 million.

During the third quarter of 2004, the Company finalized the settlement of the labor dispute at RMSM ("Settlement"). The Settlement ended the labor dispute and implemented new five-year collective bargaining agreements. The Settlement called for the establishment of a trust and on September 10, 2004 the Rocky Mountain Steel Mills - United Steelworkers of America Back Pay Trust ("Trust") was established. As part of the tentative settlement, the Company, on behalf of RMSM, had originally planned to issue four million shares of Company common stock to the Trust. On September 10, 2004, the parties agreed instead that the Trust would receive cash in an amount equal to the gross proceeds from the sale of four million shares of Company common stock in an underwritten stock offering. The four million shares of Company common stock were sold to the public as of September 29, 2004 for $16 per share and shortly thereafter, $64.0 million was deposited with the Trust by the Company on behalf of RMSM.

As part of the Settlement, RMSM offered certain bargaining unit employees an early retirement option based on seniority until a maximum of 200 employees have accepted the offer ("Early Retirement Option"). The Company finalized the Early Retirement Option during the fourth quarter of 2004 and recorded a net charge of $2.0 million.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the fourth quarter of 2004 was $64.0 million ($66.0 million exclusive of the $2.0 million Early Retirement Charge) compared to a negative $25.4 million in the fourth quarter of 2003, including the $31.1 million charge related to the settlement of the labor dispute. A reconciliation of EBITDA and EBITDA as adjusted is provided in the last table of this press release. The higher operating income and EBITDA from continuing operations during the fourth quarter of 2004 compared to the fourth quarter of 2003 reflects the higher average selling prices, as discussed above, partially offset by lower shipments, higher steel slab costs at the Company's Oregon Steel Division and higher scrap costs at the Company's Rocky Mountain Steel Mills Division. Average steel slab cost and average scrap cost were up approximately 89 and 71 percent, fourth quarter to fourth quarter, respectively.

EBITDA is a non-generally accepted accounting principles ("GAAP") liquidity measure. The Company believes that EBITDA is useful to investors because it is a basis upon which we assess our financial performance, it provides useful information regarding our ability to service our debt and because it is a commonly used financial analysis tool for measuring and comparing companies in several areas of liquidity, operating performance and leverage. The Company believes EBITDA, excluding the effects of the labor dispute settlement charges and fixed and other asset impairment charges, is useful to investors because the Company believes the excluded items are nonrecurring. Therefore, the Company believes this financial measure is more useful to investors when comparing the reported results to previous periods.

The Company had an effective income tax rate of 1.4 percent in the fourth quarter of 2004. The effective income tax rate for the fourth quarter of 2004 varied from the combined state and federal statutory rate principally because the Company reversed a portion of the valuation allowance ($15.0 million) established in 2003 due to less uncertainty regarding the realization of deferred tax assets. The 2003 valuation allowance was established due to the uncertainties regarding the realization of certain federal and state net operating loss carry-forwards, state tax credits and alternative minimum tax credits. The Company expects to have a more normalized effective income tax rate of approximately 36 percent throughout 2005.

LIQUIDITY

At December 31, 2004, the Company maintained a $65.0 million revolving credit facility of which $5.0 million was restricted, an additional $14.9 million was restricted under outstanding letters of credit and $45.1 million was available for use. There were no amounts outstanding on the revolving credit facility as of December 31, 2004. Cash, cash equivalents and short-term investments at December 31, 2004 were $137.1 million. During the fourth quarter of 2004, the Company incurred capital expenditures of $8.4 million; depreciation and amortization was $10.2 million. For all of 2004, capital expenditures and depreciation and amortization were approximately $23.8 million and $39.8 million, respectively.

On October 5, 2004, the Company completed an underwritten offering of 8.625 million common stock shares at $16 per share (including the underwriters' over-allotment option of 1.125 million shares). After the distribution to the Trust noted above, the Company received net proceeds from the offering of approximately $66.1 million.

2005 OUTLOOK

For 2005, the Company expects to ship approximately 1.7 million tons of product. In the Oregon Steel Division, the product mix is expected to consist of approximately 560,000 tons of plate and coil, 200,000 tons of welded pipe and 67,000 tons of structural tubing. At these shipment levels, the Company expects its Portland mill to run at approximately 75 percent of its rated capacity and its welded pipe mills to run at approximately 60 percent of their rated capacities. The Company's RMSM Division expects to ship approximately 390,000 tons and 480,000 tons of rail and rod and bar products, respectively. At these shipment levels the rail and rod mills would be at approximately 90 percent and 95 percent, respectively, of their rated capacities. The Company is currently not forecasting any seamless pipe shipments for 2005.

First quarter 2005 shipments to customers are expected to be approximately 355,000 tons. In the Oregon Steel Division the product mix is expected to consist of approximately 120,000 tons of plate and coil, 25,000 tons of welded pipe and 15,000 tons of structural tubing. The Company's RMSM Division expects to ship approximately 110,000 tons of rail and 85,000 tons of rod and bar products. During the first quarter of 2005, the Company expects its Portland mill will ship approximately 68,000 tons of plate for conversion into large-diameter line pipe to the Company's majority-owned Camrose pipe mill. While the Company expects the majority of this plate will be converted into line pipe during the first quarter, because of sales and delivery terms, the Camrose pipe mill is expected to recognize sales on only approximately 5,000 tons of large-diameter pipe sales during the quarter. The Company expects this shipment trend to reverse in the second quarter of 2005 when line pipe shipments from the Camrose pipe mill are expected to exceed plate received from the Portland mill by 50,000 tons. Accordingly, the Company's total shipments to customers are expected to be negatively impacted during the quarter. With first quarter 2005 product mix shifting to products with a lower average selling price, average selling price is expected to be lower in the first quarter of 2005 than the fourth quarter of 2004. While these factors will cause the Company's estimated first quarter 2005 operating income results to be less than our fourth quarter of 2004 results, the Company expects operating income results in the second quarter of 2005 to exceed that realized in the fourth quarter of 2004. The effective income tax rate for the first and second quarters of 2005 is expected to be approximately 36 percent.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties and actual results could differ materially from those projected. Such risks and uncertainties include but are not limited to: general business and economic conditions; competitive products and pricing, as well as fluctuations in demand; potential equipment malfunction; and plant construction and repair delays. For more detailed information, please review the discussion of risks, which may cause results to differ materially, in our most recently filed Form 10-K and Form 10-Qs.

CONFERENCE CALL WEBCAST

On March 10, 2005 at 8:00 a.m. PT (11:00 p.m. ET), the Company will hold a conference call to discuss the results of the fourth quarter. You are invited to listen to a live broadcast of the Company's conference call over the Internet, accessible at www.osm.com on the Investor Relations' page.

Oregon Steel Mills, Inc. is organized into two divisions. The Oregon Steel Division produces steel plate, coil, welded pipe and structural tubing from plants located in Portland, Oregon and Camrose, Alberta, Canada. The Rocky Mountain Steel Mills Division, located in Pueblo, Colorado, produces steel rail, rod, bar, and tubular products.


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


                                              OREGON STEEL MILLS, INC. AND SUBSIDIARY COMPANIES
                                                 CONDENSED CONSOLIDATED INCOME STATEMENTS(FN1)
                                            (In thousands, except tonnage and per share amounts)
                                                                (Unaudited)

                                                           Three Months Ended                Twelve Months Ended
                                                               December 31,                       December 31,
                                                          2004             2003              2004              2003
                                                          ----             ----              ----              ----
Sales                                                   $302,026       $168,922          $1,184,523       $  723,297
Cost of sales                                            226,578        165,266             911,416          713,601
Labor dispute settlement charges                           1,952         31,089              45,352           31,089
Fixed and other assets impairment charges                     --             --                  --           36,113
Selling, general and administrative expenses              12,786         11,916              56,322           50,477
Incentive compensation                                     5,396             15              15,978              354
Loss (gain) on sale of assets                               (106)          (920)                637           (1,835)
                                                        --------       ---------         ----------       ----------


   Operating (loss) income                                55,420        (38,444)            154,818         (106,502)
Interest expense, net                                     (8,491)        (8,520)            (33,975)         (33,620)
Other income net                                           1,254            324               3,620            1,448
Minority interest                                         (2,786)         3,037              (5,736)           6,108
                                                        --------       --------          ----------       ----------
Income (loss) before income taxes                         45,397        (43,603)            118,727         (132,566)
Income tax benefit (expense)                                (631)          (435)             (2,072)           6,617
                                                        --------       --------          ----------       ----------


     Net income (loss)                                  $ 44,766       $(44,038)         $  116,655       $ (125,949)
                                                        ========       ========          ==========       ==========

Basic earnings (loss) per share                         $   1.28       $  (1.67)         $     4.07       $    (4.77)
Diluted earnings (loss) per share                       $   1.27       $  (1.67)         $     4.03       $    (4.77)
Basic weighted average shares outstanding                 34,860         26,395              28,655           26,391
Diluted weighted average shares outstanding               35,119         26,395              28,917           26,391

Operating  income (loss) per ton                        $ 154.20       $(100.80)         $    89.76       $   (65.14)
Operating margin                                           18.3%         (22.8%)              13.1%           (14.7%)

Depreciation and amortization                           $ 10,161       $  9,709          $   39,751       $   40,809
EBITDA (see attached table)                             $ 64,049       $(25,374)         $  192,453       $  (58,137)
EBITDA as adjusted (see attached table)                 $ 66,001       $  5,715          $  237,805       $    9,065

Total tonnage sold:
Oregon Steel Division
   Plate and coil                                        144,400        120,000             621,600          501,300
   Structural tubing                                      10,000          1,600              55,500            1,600
   Welded pipe                                            29,300         39,600             193,900          237,900
                                                        --------       --------          ----------       ----------
                                                         183,700        161,200             871,000          740,800
                                                        --------       --------          ----------       ----------
Rocky Mountain Steel Mills Division
   Rail                                                   97,600         83,800             392,300           360,400
   Rod/Bar                                                78,100        124,900             458,200           482,400
   Seamless pipe                                              --         11,500               3,300            51,300
                                                        --------       --------          ----------       -----------
                                                         175,700        220,200             853,800           894,100
                                                        --------       --------          ----------       -----------
      Total Company                                      359,400        381,400           1,724,800         1,634,900
                                                        ========       ========          ==========       ===========

Sales:
   Oregon Steel Division                                $186,353       $ 77,778          $  696,866       $   367,365
   Rocky Mountain Steel Mills Division                   115,673         91,144             487,657           355,932
                                                        --------       --------          ----------       -----------
      Total Company                                     $302,026       $168,922          $1,184,523       $   723,297
                                                        ========       ========          ==========       ===========

Average selling price per ton:
   Oregon Steel Division                                $  1,014       $    482          $      800       $       496
   Rocky Mountain Steel Mills Division                  $    658       $    414          $      571       $       398
      Total Company                                     $    840       $    443          $      687       $       442

(FN1) Certain reclassifications have been made in the prior year's periods to conform to the current period presentations. Such reclassifications do not affect results of operations as previously reported.



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


                OREGON STEEL MILLS, INC. AND SUBSIDIARY COMPANIES
                    CONDENSED CONSOLIDATED BALANCE SHEETS(FN1)
                                 (In thousands)
                                   (Unaudited)

                                                          December 31,         December 31,
                                                              2004                 2003
                                                              ----                 ----
Current assets:
    Cash and cash equivalents                              $   77,026          $    5,770
    Short-term investments                                     60,110                  --
    Trade accounts receivable, net                            118,952              80,190
    Inventories                                               235,010             139,623
    Deferred taxes and other current assets                    14,561              35,141
    Assets held for sale                                       28,448                  --
                                                           ----------          ----------
                                                              534,107             260,724
Property, plant and equipment, net                            451,674             477,581
Goodwill                                                          520                 520
Intangibles, net                                               33,396              11,803
Other assets                                                   10,004              15,514
                                                           ----------          ----------
       Total assets                                        $1,029,701          $  766,142
                                                           ==========          ==========

Current liabilities                                        $  145,046          $  133,997
Long-term debt                                                313,699             301,832
Deferred taxes                                                  5,164              20,442
Other liabilities                                             104,578             106,048
                                                           ----------          ----------
                                                              568,487             562,319
Minority interest                                              22,706              16,571
Stockholders' equity                                          438,508             187,252
                                                           ----------          ----------
Total liabilities and stockholders' equity                 $1,029,701          $  766,142
                                                           ==========          ==========

(FN1) Certain reclassifications have been made in the prior year's periods to conform to the current period presentations. Such reclassifications do not affect results of operations as previously reported.



                            OREGON STEEL MILLS, INC. AND SUBSIDIARY COMPANIES
                                           CALCULATION OF EBITDA
                                              (In thousands)
                                                (Unaudited)

                                                             Three Months Ended                Twelve Months Ended
                                                                December 31,                      December 31,
                                                           2004             2003              2004              2003
                                                           ----             ----              ----              ----
Net income (loss)                                      $  44,766          $ (44,038)         $ 116,655          $(125,949)
  Income tax expense (benefit)                               631                435              2,072             (6,617)
                                                       ---------          ---------          ---------          ---------
Pre-tax income (loss)                                     45,397            (43,603)           118,727           (132,566)

Add back:
  Interest expense                                         8,776              8,783             34,955             34,789
  Interest capitalized                                      (285)              (263)              (980)            (1,169)
  Depreciation                                             9,519              9,681             39,011             40,693
  Amortization                                               642                 28                740                116
                                                       ---------          ---------          ---------          ---------
EBITDA                                                    64,049            (25,374)           192,453            (58,137)

Add back:
  Labor dispute settlement charges                         1,952             31,089             45,352             31,089
  Fixed and other asset impairment charges                    --                 --                 --             36,113
                                                       ---------          ---------          ---------          ---------
EBITDA as adjusted                                     $  66,001          $   5,715          $ 237,805          $   9,065
                                                       =========          =========          =========          =========

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